Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	SANDY PFAFF
July 21, 2009		415-633-3224
spfaff@peppercom.com

Bank of Marin Bancorp to Present at Keefe, Bruyette & Woods Community Bank Investor Conference

NOVATO, CA –Bank of Marin Bancorp (Nasdaq BMRC), parent company of Bank of Marin (the “Bank”), announced today that President and CEO, Russell A. Colombo and Executive Vice President and Chief Financial Officer, Christina J. Cook, will make a presentation at Keefe, Bruyette & Woods Community Bank Investor Conference in New York City on Tuesday, July 28, 2009.

The conference will take place on July 28 and July 29, 2009.  The conference will be available via live webcast at http://www.kbw.com/news/conferencecommunity2009_webcast.html. The Bank of Marin Bancorp (“Bancorp”) presentation is available live via the webcast starting at 8:30 a.m. EST (5:30 a.m. PST), Tuesday, July 28, 2009, the time of presentation. The site can also be accessed through the Bank’s home page, www.bankofmarin.com under “Latest Press & News."  Reference the KBW Conference news item. An archive of the webcast will be available for sixty days.

About Bank of Marin Bancorp

Bank of Marin Bancorp's assets currently exceed $1 billion. Bank of Marin, as the sole subsidiary of Bancorp, operates twelve branch offices in California and a commercial loan production office in San Francisco. The Bank's Administrative offices are located in Novato, California and its Wealth Management Services are located in Corte Madera, Novato and Petaluma, California. Bank of Marin is included in the Russell 2000 Small-Cap Index and has received a superior five-star rating from Bauer Financial for 40 consecutive quarters, including being named to the Bauer Financial recommended list for 69 quarters (www.bauerfinancial.com). Bank of Marin has been recognized as one of the "Best Places to Work in the Bay Area" and one of the “Top Corporate Philanthropists” by the San Francisco Business Times.  For more information, visit Bank of Marin at www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the current financial turmoil in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.